EXHIBIT 10.2
FIFTEENTH AMENDMENT TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS FIFTEENTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of October 16, 2020 (this “Amendment”) is entered into among AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation (in such capacity, the “Seller”), AMERISOURCEBERGEN DRUG CORPORATION, a Delaware corporation, as the initial Servicer (in such capacity, the “Servicer”), the PURCHASER AGENTS and PURCHASERS listed on the signature pages hereto, and MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as administrator (in such capacity, the “Administrator”).

R E C I T A L S
The Seller, Servicer, the Purchaser Groups, and the Administrator are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”).
Concurrently herewith, the Seller and the Originators party thereto are entering into that certain Amended and Restated Receivables Sale Agreement, dated as of the date hereof (the “A&R RSA”).
Concurrently herewith, the Performance Guarantor is entering into that certain Second Amended and Restated Performance Undertaking, dated as of the date hereof (the “A&R Performance Undertaking”).
The parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth for such terms in Exhibit I to the Agreement.
2.Amendments to the Agreement. As of the Effective Date (as defined below), the Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.
3.Representations and Warranties; Covenants. Each of the Seller and the Servicer (on behalf of the Seller) hereby certifies, represents and warrants to the Administrator, each Purchaser Agent and each Purchaser that on and as of the date hereof:
(a)each of its representations and warranties contained in Article V of the Agreement is true and correct, in all material respects, as if made on and as of the Effective Date;

(b)no event has occurred and is continuing, or would result from this Amendment or any of the transactions contemplated herein, that constitutes an Amortization Event or Unmatured Amortization Event;
(c)the Facility Termination Date for all Purchaser Groups has not occurred; and
(d)the Credit Agreement has not been amended since September 18, 2019.
4.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement and each of the other Transaction Documents to “this Agreement”, “hereof”, “herein”, or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement (or any related document or agreement) other than as expressly set forth herein.
5.Consent to A&R RSA and A&R Performance Undertaking. Each of the parties hereto hereby consent to the execution and delivery of (a) the A&R RSA in the form of Exhibit B attached hereto and (b) the A&R Performance Undertaking in the form of Exhibit C attached hereto.
6.Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”) upon satisfaction of each of the following conditions:
(a)receipt by the Administrator and each Purchaser Agent of counterparts of (i) this Amendment, (ii) the A&R RSA and (iii) the A&R Performance Undertaking;
(b)the Administrator and each Purchaser Agent shall have received all accrued and unpaid fees, costs and expenses to the extent then due and payable to it or the Purchasers on the Effective Date; and
(c)receipt by each Purchaser Agent of such opinions of counsel, officer certificates, good standing certificates, other documents and instruments as a Purchaser Agent may reasonably request, in form and substance satisfactory to such Purchaser Agent.
7.Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts of this Amendment may be delivered by facsimile transmission or other electronic transmission, and such counterparts shall be as effective as if original counterparts had been physically delivered, and thereafter shall be binding on the parties hereto and their respective successors and assigns.
8.Governing Law. This Amendment shall be governed by, and construed in accordance with the law of the State of New York without regard to any otherwise applicable

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principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
9.Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any other Transaction Document or any provision hereof or thereof.
10.Transaction Document. This Amendment shall constitute a Transaction Document under the Agreement.
11.Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

[signature pages begin on next page]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, as Seller

By:/s/ J.F. Quinn
Name:    J.F. Quinn
Title:    Senior Vice President & Corporate Treasurer

AMERISOURCEBERGEN DRUG CORPORATION, as initial Servicer

By:/s/ J.F. Quinn
Name:    J.F. Quinn
Title:    Senior Vice President & Corporate Treasurer

Acknowledged and Agreed

AMERISOURCEBERGEN
CORPORATION

By:/s/ J.F. Quinn
Name:    J.F. Quinn
Title:    Senior Vice President & Corporate Treasurer

S-1

MUFG BANK, LTD., as Administrator

By:/s/ Eric Williams
Name:    Eric Williams
Title:    Managing Director

VICTORY RECEIVABLES CORPORATION, as an Uncommitted Purchaser

By:/s/ Kevin J. Corrigan
Name:    Kevin J. Corrigan
Title:    Vice President

MUFG BANK, LTD.,
as Purchaser Agent for
Victory Receivables Corporation

By:/s/ Eric Williams
Name:    Eric Williams
Title:    Managing Director

MUFG BANK, LTD.,
as Related Committed Purchaser
for Victory Receivables Corporation

By:/s/ Eric Williams
Name:    Eric Williams
Title:    Managing Director

S-2

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Uncommitted Purchaser

By: /s/ Jason Barwig
Name:    Jason Barwig
Title:    Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Purchaser Agent and
Related Committed Purchaser
for Wells Fargo Bank, National Association

By: /s/ Jason Barwig
Name:    Jason Barwig
Title:    Vice President

LIBERTY STREET FUNDING LLC,
as an Uncommitted Purchaser

By: /s/ Jill A. Russo
Name:    Jill A. Russo
Title:    Vice President

THE BANK OF NOVA SCOTIA,
as Purchaser Agent and
Related Committed Purchaser
for Liberty Street Funding LLC

By:/s/ Doug Noe
Name:    Doug Noe
Title: Managing Director

S-3

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent,
Uncommitted Purchaser and
Related Committed Purchaser

By: /s/ Eric Bruno
Name:     Eric Bruno
Title: Senior Vice President

MIZUHO BANK, LTD.,
as a Purchaser Agent,
Uncommitted Purchaser and
Related Committed Purchaser

By:Richard A. Burke
Name:     Richard A. Burke
Title:     Managing Director

S-4

THE TORONTO-DOMINION BANK,
as a Purchaser Agent and
Related Committed Purchaser

By: /s/ Luna Mills
Name:     Luna Mills
Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK,
as an Uncommitted Purchaser

By: /s/ Luna Mills
Name:     Luna Mills
Title: Managing Director

S-5

EXHIBIT A
EXECUTION VERSION
Exhibit A to ~~Fourteenth~~Fifteenth Amendment dated ~~September 18, 2019~~October 16, 2020
CONFORMED COPY includes
First Amendment dated 4/28/11
Second Amendment dated 10/28/11
Third Amendment dated 11/16/12
Fourth Amendment dated 1/16/13
Fifth Amendment dated 6/28/13
Sixth Amendment dated 10/7/13
Seventh Amendment dated 7/17/14
Eighth Amendment dated 12/5/14
Omnibus Amendment dated 11/4/15
Tenth Amendment dated 6/21/16
Eleventh Amendment 11/18/16
Twelfth Amendment 12/18/17
Thirteenth Amendment 10/31/2018
Fourteenth Amendment 9/18/19

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
DATED AS OF APRIL 29, 2010
AMONG
AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, AS SELLER,
AMERISOURCEBERGEN DRUG CORPORATION, AS INITIAL SERVICER,
THE VARIOUS PURCHASERS GROUPS FROM TIME TO TIME PARTY HERETO
AND
MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), AS ADMINISTRATOR

737664294 03128405

Exhibits and Schedules
Exhibit I        Definitions
Exhibit II        Form of Purchase Notice
Exhibit III    Places of Business of the Seller Parties; Locations of Records
Exhibit IV        Form of Compliance Certificate
Exhibit V        Form of Collection Account Agreement
Exhibit VI        Form of Settlement Report
Exhibit VII        Form of Assumption Agreement
Exhibit VIII        Form of Transfer Supplement
Exhibit IX        Form of Second Amended and Restated Performance Undertaking
Exhibit X        List of Responsible Officers
Exhibit XI        Form of Interim Settlement Report
Exhibit XII        Form of Reduction Notice
Exhibit XIII        Form of Legend
Exhibit XIV        Form of Purchase Limit Increase Request
Exhibit XV        Form of Purchase Limit Decrease Request
Exhibit XVI        Form of Accordion Confirmation
Schedule A        Closing Documents

Business Day prior to any such proposed reduction. Such Reduction Notice shall designate (i) the date (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Invested Amount shall occur, and (ii) the amount of Aggregate Invested Amount to be reduced (the “Aggregate Reduction”) which shall be applied to all Receivable Interests (ratably, according to each Purchaser’s aggregate Invested Amount).
Section 1.4    Deemed Collections; Purchase Limit.
1.If on any day:
a.the Outstanding Balance of any Receivable is reduced or cancelled as a result of any credit issued for returned or repossessed goods, any shortages, any pricing adjustment, any volume rebate or any other allowance, adjustment or deduction by any Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or
b.the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff or disputed item in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or
c.the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or
d.the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Settlement Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or
e.any of the representations or warranties of Seller with respect to any Receivable set forth in Article V were not true when made, then, on such day, Seller shall be deemed to have received a Collection of such Receivable (A) in the case of clauses (i) through (iv) above, in the amount of such reduction or cancellation or the difference between the actual Outstanding Balance and the amount included in calculating such Net Pool Balance, as applicable; and (B) in the case of clause (v) above, in the amount of the Outstanding Balance of such Receivable and, not later than one (1) Business Day thereafter shall pay to the Collection Account the amount of any such Collection deemed to have been received in the same manner as actual cash collections are distributed under the terms of this Agreement.
2.Seller shall ensure that the Aggregate Invested Amount at no time exceeds the Purchase Limit. If at any time the Aggregate Invested Amount exceeds the Purchase Limit, Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers immediately an amount to be applied to reduce the Aggregate Invested Amount (ratably, according to each Purchaser’s aggregate Invested Amount), such that after giving effect to such payment the Aggregate Invested Amount is less than or equal to the Purchase Limit.

or otherwise funded by Reliant Trust for the Calculation Period then most recently ended in accordance with Article II.
Section 3.4    Default Rate. From and after the occurrence of an Amortization Event, all Receivable Interests shall accrue Yield at the Default Rate.
ARTICLE IV.
BANK RATE FUNDINGS

Section 4.1    Bank Rate Fundings. Prior to the occurrence of an Amortization Event, the portion of outstanding Invested Amount of each Receivable Interest funded with Bank Rate Fundings shall accrue Yield for each day during its Interest Period at the applicable Yield Rate in accordance with the terms and conditions hereof. If any undivided interest in a Receivable Interest initially funded with Commercial Paper is sold (or otherwise participated) to the Liquidity Providers pursuant to a Liquidity Agreement, such undivided interest in such Receivable Interest shall be deemed to have an Interest Period commencing on the date of such sale.
Section 4.2    Yield Payments. On the Settlement Date for each Receivable Interest that is funded with a Bank Rate Funding, Seller shall pay to each applicable Purchaser Agent (for the benefit of its Purchaser Group) an aggregate amount equal to the accrued and unpaid Yield thereon for the entire Interest Period of each related Bank Rate Funding in accordance with Article II.
Section 4.3    [Reserved].
Section 4.4    Suspension of the LIBO Rate. ~~(a)~~ If any Purchaser or Liquidity Provider notifies the related Purchaser Agent that it has determined that funding its ratable share of the Bank Rate Fundings at or by reference to a LIBO Rate would violate any applicable law, rule, regulation, or directive of any governmental or regulatory authority, whether or not having the force of law, or that (i) deposits of a type and maturity appropriate to match fund its Bank Rate Funding at or by reference to such LIBO Rate are not available or (ii) such LIBO Rate does not accurately reflect the cost of acquiring or maintaining a Bank Rate Funding at such LIBO Rate, then such Purchaser Agent shall give notice thereof to the Seller by telephone, facsimile or email as promptly as practicable thereafter and, until such Purchaser Agent notifies the Seller that the circumstances giving rise to such notice no longer exist, (a) no portion of the Invested Amount shall be funded at the LIBO Rate or at the Alternate Base Rate determined by reference to the LIBO Rate and (b) the Yield for any outstanding portions of the Invested Amount then funded at the LIBO Rate or at the Alternate Base Rate determined by reference to the LIBO Rate shall, on the last day of the then current Interest Period, be converted to the Alternate Base Rate determined by reference to clause (a)(ii) of the definition of the Alternate Base Rate.
~~(b) If at any time (i) the Administrator determines (which determination shall be final and conclusive absent manifest error) or any Purchaser Agent notifies the Administrator that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including,~~

~~without limitation, because the LIBO Rate is not available or published on a current basis) and such circumstances are unlikely to be temporary, (ii) the supervisor for the administrator of the LIBO Rate or a governmental authority having jurisdiction over the Administrator or any other Purchaser Agent has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, or (iii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the United States syndicated loan market in the applicable currency, then the Administator and the Seller shall endeavor to establish an alternate rate of interest (the “Replacement Rate”) to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 13.1 of this Agreement, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrator shall not have received, within five (5) Business Days of the date notice of the Replacement Rate is provided to the Purchaser Agents, a written notice from the Required Purchaser Agents stating that such Required Purchaser Agents object to such amendment. Until the Replacement Rate is determined (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.4(b), only to the extent the LIBO Rate for such period is not available or published at such time on a current basis), (a) no portion of the Invested Amount shall be funded at the LIBO Rate or at the Alternate Base Rate determined by reference to the LIBO Rate and (b) the Yield for any outstanding portions of the Invested Amount then funded at the LIBO Rate or at the Alternate Base Rate determined by reference to the LIBO Rate shall, on the last day of the then current Interest Period, be converted to the Alternate Base Rate determined by reference to clause (a)(ii) of the definition of the Alternate Base Rate. Notwithstanding anything else herein, any definition of the Replacement Rate shall provide that in no event shall such Replacement Rate be less than zero for the purposes of this Agreement. To the extent the Replacement Rate is approved by the Administrator in connection with this clause, the Replacement Rate shall be applied in a manner consistent with market practice; provided, that, in each case, to the extent such market practice is not administratively feasible for the Administrator, the Replacement Rate shall be applied as otherwise reasonably determined by the Administrator (it being understood that any such modification by the Administrator shall not require the consent of, or consultation with, any of the Purchaser Agents).~~

Section 4.5    Default Rate. From and after the occurrence of an Amortization Event, all Bank Rate Fundings shall accrue Yield at the Default Rate.
Section 4.6    Effect of Benchmark Transition Event.
i.Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrator and the Seller may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrator has posted such proposed amendment to all Purchaser Agents and the Seller so long as the Administrator has not received, by such time, written notice of objection to such amendment from Purchaser Agents comprising the Required Purchaser Agents.
Any such amendment with respect to an Early Opt-in Election will become effective on the date that Purchaser Agents comprising the Required Purchaser Agents have delivered to the Administrator written notice that such Required Purchaser Agents accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 4.6 will occur prior to the applicable Benchmark Transition Start Date.
1.Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrator will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
2.Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Purchaser Agents of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrator or Purchaser Agents pursuant to this Section 4.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 4.6.
3.Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Seller may revoke any Purchase Request. During any Benchmark Unavailability Period, (i) the component of the Bank Rate based upon the LIBO Rate will not be used in any determination of the Bank Rate and (ii) the component of the Alternate Base Rate based upon the LIBO Rate will not be used in any determination of the Alternate Base Rate.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Section 5.1    Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Administrator, each Purchaser Agent and each Purchaser, as to itself, as of the date hereof and as of the date of each Incremental Purchase and the date of each Reinvestment that:
(a)    Organization and Qualification. The Seller’s only jurisdiction of organization is correctly set forth in the preamble of this Agreement. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Seller is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its financial condition or results of operations.
(b)    Authority. The Seller has the legal power and authority to execute and deliver the Transaction Documents, to make the sales provided for herein and to perform its obligations under this Agreement and the other Transaction Documents.

(c)    Execution and Binding Effect. Each of the Transaction Documents to which the Seller is a party has been duly and validly executed and delivered by the Seller and (assuming the due and valid execution and delivery thereof by the other parties thereto), constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity, and will vest absolutely and unconditionally in the Administrator (for the benefit of the Secured Parties) a valid undivided security interest in the Receivables purported to be assigned thereby, subject to no Liens whatsoever. Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the Administrator’s (for the benefit of the Secured Parties) ownership and security interests in the Receivables, such interests will be perfected under Article 9 of such UCC, prior to and enforceable against all creditors of and purchasers from the Seller and all other Persons whatsoever (other than the Administrator, for the benefit of the Secured Parties, and their successors and assigns).

(d)    Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Seller, advisable in connection with the execution and delivery by the Seller of each of the Transaction Documents to which the Seller is a party, the consummation by the Seller of the transactions herein or therein contemplated or the performance by the Seller of or the compliance by the Seller with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof, or to ensure that the Administrator (for the benefit of the Secured Parties) will have an ownership and security interest in and to the Receivables which is perfected and prior to all other Liens (including competing ownership or security interests), other than the filing of financing statements under the UCC in the jurisdiction of the Seller’s Location and of ~~the~~each Originator’s Location.

(m)    Margin Regulations. The use of all funds acquired by the Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X of the Board of Governors of the Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.
(n)    Taxes. The Seller has timely filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns and paid or contested any assessment received by the Seller related to such returns.
(o)     Books and Records. The Seller has indicated on its books and records (including any computer files), that the Receivable Interest in the Receivables sold by the Seller hereunder is the property of Purchasers. The Seller maintains at, or shall cause the Servicer to maintain at, one or more of their respective offices listed in Exhibit III hereto the complete Records for the Receivables.
(p)    Creditor Approval. The Seller has obtained from its creditors (i) all approvals necessary to sell and assign the Receivables and (ii) releases of any security interests in the Receivables.
(q)    Financial Condition. The Seller is not insolvent or the subject of any Event of Bankruptcy and the sale of Receivables on such day will not be made in contemplation of the occurrence thereof.
(r)    Financial Information. If and when produced in accordance with the terms of this Agreement, the consolidated balance sheet of the Seller as at the most recent Fiscal Year end and the related statements of income of the Seller for the Fiscal Year then ended, fairly present the consolidated financial position of the Seller as at such date and the consolidated results of the operations, all in accordance with GAAP.
(s)    Investment Company, Etc. The Seller is neither (i) an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), nor (ii) a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder. In determining that the Seller is not a covered fund, the Seller is entitled to rely on the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.
(t)    Payments to Applicable Originator. With respect to each Receivable transferred to Seller under the Receivables Sale Agreement, Seller has given reasonably equivalent value to the ~~applicable~~Applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Receivables Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(c)    No Liens. Each Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by the Seller free and clear of any Lien, except as provided herein, and is not subject to any Dispute, except as provided herein. When each of the Purchasers makes a purchase of a Receivable Interest in such Receivable, it shall have acquired and shall continue to have maintained an undivided percentage ownership interest to the extent of its percentage of the Receivable Interest in such Receivable and in the Related Security and the Collections with respect thereto free and clear of any Lien, except as provided herein. The Seller has not and will not prior to the time of the sale of any such interest to the Purchasers have sold, pledged, assigned, transferred or subjected, and will not thereafter sell, pledge, assign, transfer or subject, to a Lien any of the Receivables, the Related Security or the Collections, other than the assignment of Receivable Interests therein to the Administrator, for the benefit of the Secured Parties, in accordance with the terms of this Agreement.
(d)    Filings. On or prior to each Purchase and each recomputation of the Receivable Interest, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Receivable Interest against all creditors of and purchasers from the Seller and all other Persons whatsoever will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.
(e)    Credit and Collection Policy. The ~~Originator’s~~ Credit and Collection Policy of the ~~applicable~~Applicable Originator has been complied with in all material respects in regard to each Receivable and related Contract.
(f)    Collection Banks, Collection Accounts and Lock-Boxes. The names and addresses of all Collection Banks, together with the numbers of all Collection Accounts and Lock-Boxes at such Collection Banks and the addresses of all related Collection Accounts and Lock-Boxes, are specified in the Account Disclosure Letter (or such other Collection Banks, Collection Accounts and Lock Boxes that have been changed or established in accordance with Section 7.2(g)).
(g)    Nature of Receivables. Each Receivable is, or will be, an eligible asset within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended from time to time.
(h)    Bona Fide Receivables. Each Receivable is an obligation of an Obligor arising out of a past, current or future sale or performance by the ~~applicable~~Applicable Originator, in accordance with the terms of the Contract giving rise to such Receivable. The Seller has no knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in any Receivable hereunder that such Receivable would not be paid in full when due except with respect to any Dilution. Each Receivable classified as an “Eligible Receivable” by the Seller in any document or report delivered hereunder satisfies the requirements of eligibility contained in the definition of Eligible Receivable.

Section 7.2    Negative Covenants of the Seller. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Seller hereby covenants, as to itself, that it will not:
(a)    No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution to an Obligor, except in accordance with the ~~applicable~~Applicable Originator’s Credit and Collection Policy or otherwise with the prior written consent of the Administrator and the Required Purchaser Agents, unless such Receivable has been deemed collected pursuant to Section 1.4(a) or repurchased pursuant to the Receivables Sale Agreement.
(b)    No Liens. Cause any of the Receivables or related Contracts, or any inventory or goods the sale of which give rise to a Receivable, or any Lock-Box or Collection Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Receivable Interest therein to the Administrator, for the benefit of the Secured Parties, and the Liens created in connection with the transactions contemplated by this Agreement.
(c)    Consolidations, Mergers and Sales of Assets. (i) Consolidate or merge with or into any other Person, (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable law or (iii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.
(d)    No Changes. Make any change in the character of its business, which change would materially impair the collectibility of any Receivable, without prior written consent of the Administrator and each Purchaser Agent, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-507(c) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Administrator (which shall promptly forward a copy to each Purchaser Agent) at least 45 days’ prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.
(e)    Capital Stock. Issue any capital stock except to ABDC. The Seller shall not pay any dividends to ABDC if such payment would be prohibited under the General Corporation Law of the State of Delaware.
(f)    No Indebtedness. Incur any Indebtedness other than as permitted under this Agreement.

(k)    Administrative and Operating Procedures. The Servicer shall maintain and implement administrative and operating procedures adequate to permit the identification of the applicable Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the Applicable Originator’s Credit and Collection Policy in regard to each applicable Receivable and related Contract.
(l)    Modification of Systems. The Servicer agrees, promptly after the replacement or any material modification of any computer, automation or other operating systems (in respect of hardware or software) used to perform its services as Servicer or to make any calculations or reports hereunder, to give notice of any such replacement or modification to the Administrator (which shall promptly forward a copy to each Purchaser Agent).
(m)    Litigation. As soon as possible, and in any event within ten (10) Business Days of the Servicer’s knowledge thereof, the Servicer shall give the Administrator (which shall promptly forward a copy to each Purchaser Agent) notice of any litigation, investigation or proceeding against the Servicer which may exist at any time which, in the reasonable judgment of the Servicer could materially impair the ability of the Servicer to perform its obligations under this Agreement.
(n)    ERISA Events. Promptly upon becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in either ~~(A) liability of Performance Guarantor and its ERISA Affiliates in an aggregate amount exceeding $100,000,000 or (B)~~ a material adverse effect on the business, financial conditions, operations or properties of Performance Guarantor and ERISA Affiliates taken as a whole, Performance Guarantor shall give the Seller a written notice specifying the nature thereof, what action Performance Guarantor or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
(o)    Separate Corporate Existence. As long as ABDC is the Servicer hereunder, the Servicer shall maintain its legal identity separate from the Seller and take such action to ensure that: (A) the management of the Servicer does not anticipate any need for its having to extend advances to the Seller except for those described in the Transaction Documents, if any; (B) the Servicer does not conduct its business in the name of the Seller; (C) the Servicer has a telephone number, stationery and business forms separate from those of the Seller; (D) the Servicer does not provide for its expenses and liabilities from the funds of the Seller; (E) the Servicer is not liable for the payment of any liability of the Seller; (F) neither the assets nor the creditworthiness of the Servicer is held out as being available for the payment of any liability of the Seller; (G) the Servicer maintains an arm’s-length relationship with the Seller; and (H) assets are not transferred from the Servicer to the Seller without fair consideration or with the intent to hinder, delay or defraud the creditors of either company.

(u)    Financial Statements. In the event that the balance sheet and/or the statements of income and cash flow (as described in Section 5.3(k)) of AmerisourceBergen and its Consolidated Subsidiaries are no longer publicly available, AmerisourceBergen shall, within 90 or 120 days of the end of the applicable quarter or Fiscal Year, respectively, provide copies of such balance sheet and/or statements of income and cash flow to the Administrator (which shall promptly forward a copy to each Purchaser Agent).
Section 7.4    Negative Covenants of the Servicer. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and the Agreement terminates in accordance with its terms, the Servicer hereby covenants, as to itself, that it will not:
(a)    No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution to an Obligor, except in accordance with the ~~applicable~~Applicable Originator’s Credit and Collection Policy or otherwise with the prior written consent of the Administrator and the Required Purchaser Agents, unless such Receivable has been deemed collected pursuant to Section 1.4(a) or repurchased pursuant to the Receivables Sale Agreement.
(b)    No Liens. Cause any of the applicable Receivables or related Contracts, or any inventory or goods the sale of which may give rise to a Receivable or any Collection Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than (i) the sale and assignment of the Receivable Interest to the Administrator, for the benefit of Secured Parties, (ii) the Liens created in connection with the transactions contemplated by this Agreement or (iii) Liens in respect of a Receivable which has been deemed collected pursuant to Section 1.4(a) or repurchased pursuant to the Receivables Sale Agreement, and for which payment has been received.
(c)    No Changes. Make any material change in its Credit and Collection Policy, allow any material change to be made in the Applicable Originator’s Credit and Collection Policy or consent to any material change in the Applicable Originator’s Credit and Collection Policy without prior written consent of the Administrator and each Purchaser Agent (and the Servicer shall provide notice of any change (unless de minimis) in its or any Originator’s Credit and Collection Policy at least five (5) Business Days prior to the effective date of such change), or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9.507(c) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Administrator (which shall promptly forward a copy to each Purchaser Agent) at least 45 days’ prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

(c)    The Servicer shall administer the Collections in accordance with the procedures described herein. The Servicer shall set aside and hold in trust for the account of Seller and each Purchaser their respective shares of the Collections in accordance with Article II. The Servicer shall, upon the request of the Administrator or any Purchaser Agent and after an Amortization Event or Unmatured Amortization Event, segregate, in a manner acceptable to the Administrator and each Purchaser Agent, all cash, checks and other instruments received by it from time to time constituting Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II. If the Servicer shall be required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrator such allocable share of Collections of Receivables set aside for each Purchaser on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.
(d)    The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or Defaulted Receivable or limit the rights of the Administrator, any Purchaser Agent or any Purchaser under this Agreement. Notwithstanding anything to the contrary contained herein, the Required Purchaser Agents shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any Related Security.
(e)    The Servicer shall hold in trust for Seller and the Administrator, each Purchaser Agent and each Purchaser all Records that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, as soon as practicable upon demand of the Administrator or any Purchaser Agent, deliver or make available to the Administrator and each Purchaser Agent all such Records, at a place selected by the Administrator. The Servicer shall, as soon as practicable following receipt thereof turn over to Seller any cash collections or other cash proceeds received with respect to Indebtedness not constituting Receivables. The Servicer shall, from time to time at the request of the Administrator or any Purchaser Agent, furnish to the Administrator and each Purchaser Agent (promptly after any such request) a calculation of the amounts set aside for each Purchaser pursuant to Article II.
(f)    Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Required Purchaser Agents, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

(ii)    the failure by Seller, the Servicer or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)    any failure of Seller, the Servicer or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase, the Purchased Assets or any other investigation, litigation or proceeding relating to Seller, the Servicer or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Amortization Event of the type described in Section 9.1(k);
(x)    any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any of the Purchased Assets from the ~~applicable~~Applicable Originator, free and clear of any Lien (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to any Originator under the Receivables Sale Agreement in consideration of the transfer by such Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

Section 11.3    Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their directors, officers, members, partners, certificateholders, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Required Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in any Transaction Document. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, any Originator or any of their Affiliates.
Section 11.4    Reliance by Agents.
1.Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.
2.The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.
3.The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such majority Purchasers, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

PNC BANK, NATIONAL ASSOCIATION, as
Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:
    Name:
    Title:

PNC Bank, National Association
                The Tower at PNC Plaza
                300 Fifth Avenue
                Pittsburgh, PA 15222-2707
Attention:    ~~Robyn Reeher~~Brian Stanley
Telephone:    (412) 768-3090
Facsimile:    (412) 762-9184

Commitment: $110,000,000

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer, assistant treasurer, chief accounting officer or chief financial officer.
“Available Commitment” means, with respect to each Related Committed Purchaser the excess, if any, of such Related Committed Purchaser’s Commitment over the amount funded as of such date by such Related Committed Purchaser with respect to outstanding principal of the Receivable Interests under the Liquidity Agreement for the Conduit Purchaser, if any, in the related Purchaser Group.
“Bank Funding” means the funding of a Receivable Interest hereunder by any Purchaser (other than Reliant Trust) other than through the issuance of Commercial Paper and that is not a Liquidity Funding.
“Bank Rate” means, with respect to each Receivable Interest that is funded through a Bank Funding, (a) the LIBO Rate or (b) if the LIBO Rate is not available in accordance with Section 4.4 or 4.6, the Alternate Base Rate.
“Bank Rate Funding” means a Bank Funding or a Liquidity Funding.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrator and the Seller giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrator and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Bank Rate”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrator decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrator decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(1) a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrator or the Required Purchaser Agents, as applicable, by notice to the Seller, the Administrator (in the case of such notice by the Required Purchaser Agents) and the Purchaser Agents.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 4.6 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 4.6.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Broken Funding Costs” means for any Receivable Interest which: (i) has its Invested Amount reduced (I) if funded with Commercial Paper, without compliance by Seller with the notice requirements hereunder or (II) if funded by reference to (x) the Yield Rate and based upon the LIBO Rate, on any date other than the Settlement Date or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by any Conduit Purchaser to the Liquidity Providers under the related Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the applicable Purchaser Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (y) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess (net of any amounts due to such Purchasers). All Broken Funding Costs shall be due and payable hereunder upon written demand.

“CP Costs” means, for each day for any Conduit Purchaser (a) the “weighted average cost” (as defined below) for such day related to the issuance of Commercial Paper by such Conduit Purchaser that is allocated, in whole or in part by such Conduit Purchaser, to fund all or part of its Purchases (and which may also be allocated in part to the funding of other assets of such Conduit Purchaser), (b) solely with respect to Reliant Trust, until such time, if any, that Reliant Trust has notified the Seller, the Servicer and the Administrator that clause (a) above shall apply with respect to it, an amount equal to the product of the applicable Reliant Trust Rate multiplied by the Invested Amount of the Receivable Interest funded by Reliant Trust on such day, annualized on a 360 day basis or (c) any other amount designated as the “CP Costs” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Conduit Purchaser becomes a party (as a Conduit Purchaser) to the Agreement, or any other written agreement among such Conduit Purchaser, the Seller, the Servicer, the related Purchaser Agent and the Administrator from time to time. As used in this definition, (I) the “weighted average cost” shall consist of (A) the actual interest rate (or discount) paid to purchasers of Commercial Paper issued by such Conduit Purchaser, together with the commissions of placement agents and dealers in respect of such Commercial Paper, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper (B) the costs associated with the issuance of such Commercial Paper, including without limitation, issuing and paying agent fees incurred with respect to such Commercial Paper, (C) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser under this Agreement and (D) interest on other borrowing or funding sources by such Conduit Purchaser, including, without limitation, (i) to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, (ii) bridge loans, (iii) market disruption loans, (iv) subordinate notes and (v) voluntary advance facilities. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the applicable Purchaser Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Invested Amount associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit Purchaser in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period to the Seller and (II) the “Reliant Trust Rate” shall mean (a) the LIBO Rate or (b) if either (i) the LIBO Rate is not available in accordance with Section 4.4 or 4.6 or (ii) Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers are then funding Receivable Interests at the Alternate Base Rate, in either case, the Alternate Base Rate.
“Credit Agreement” shall mean the Credit Agreement, dated as of March 18, 2011, as amended and restated as of September 18, 2019, among AmerisourceBergen, the borrowing subsidiaries party thereto, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (without giving effect to any other amendment, waiver, termination, supplement or other modification thereof thereafter unless consented to by the Required Purchaser Agents).

“Dispute” shall mean any dispute, deduction, claim, offset, defense, counterclaim, set-off or obligation of any kind, contingent or otherwise, relating to a Receivable, including, without limitation, any dispute relating to goods or services already paid for.
“Dollar” and “$” shall mean lawful currency of the United States of America.
“Early Opt-in Election” means the occurrence of:
(1) (i) a determination by the Administrator or (ii) a notification by the Required Purchaser Agents to the Administrator (with a copy to the Seller) that the Required Purchaser Agents have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 4.6 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(2) (i) the election by the Administrator or (ii) the election by the Required Purchaser Agents to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrator of written notice of such election to the Seller and the Purchaser Agents or by the Required Purchaser Agents of written notice of such election to the Administrator.
“Eligible Receivable” means, at any time, a Receivable:
(a)    which complies with all applicable Laws and other legal requirements, whether Federal, state or local, including, without limitation, to the extent applicable, usury laws, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;
(b)    which constitutes an “account”, “chattel paper” or a “general intangible” as defined in the UCC as in effect in the State of New York and the jurisdiction whose Law governs the perfection of the Administrator’s (for the benefit of the Secured Parties) ownership and security interest therein, and is not evidenced by an “instrument,” as defined in the UCC as so in effect;
(c)    which was originated in connection with a sale of goods or the provision of services by the Applicable Originator in the ordinary course of its business to an Obligor who was approved by the Applicable Originator in accordance with its Credit and Collection Policy, and which Obligor is not an Affiliate of the Seller or the Applicable Originator;

“Facility Termination Date” means, for any Group Commitment (or portion thereof), the earliest to occur of: (a) the Scheduled Facility Termination Date for such Group Commitment (or portion thereof), (b) the date determined pursuant to Section 1.1(d)(ii), (c) the date determined pursuant to Section 9.2, (d) the Amortization Date and (e) the date the Purchase Limit reduces to zero pursuant to Section 1.1(c) of this Agreement.
“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.
“Federal Funds Effective Rate” means, for any period for any Purchaser, a fluctuating interest rate per annum for each day during such period equal to (i) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (ii) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:30 a.m. (New York time) for such day on such transactions received by the related Purchaser Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fee Letter” means each fee letter with respect to this Agreement among Seller, ABDC and the applicable Purchaser Agent, as it may be amended, restated or otherwise modified and in effect from time to time.
“Final Facility Termination Date” means the latest Facility Termination Date to occur for all the Purchaser Groups.
“Final Payout Date” means the date on which all Aggregate Unpaids have been paid in full and the Purchase Limit has been reduced to zero.
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Fiscal Year” shall mean each year ending September 30, which is the fiscal year of the Seller and the Servicer for accounting purposes.
“Funding Agreement” means (i) this Agreement, (ii) the Liquidity Agreement and (iii) any other agreement or instrument executed by any Funding Source with or for the benefit of any Conduit Purchaser.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Original Agreement” has the meaning set forth in paragraph 4 of the Preliminary Statements.
“Originator” means each of ABDC and the other Persons, if any, party to the Receivables Sale Agreement from time to time as a seller.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
“Participant” has the meaning set forth in Section 12.1(b).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Performance Guarantor or any ERISA Affiliate of Performance Guarantor sponsors or maintains, or to which Performance Guarantor or any of its ERISA Affiliates makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Performance Guarantor” means AmerisourceBergen.
“Performance Undertaking” means that certain Performance Undertaking, dated as of July 10, 2003 by Performance Guarantor in favor of Seller, ~~substantially in the form of Exhibit IX,~~ as amended and restated on December 2, 2004, as further amended and restated on October 16, 2020, substantially in the form of Exhibit IX, and as the same may be further amended, restated or otherwise modified from time to time.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“PNC” means PNC Bank, National Association, and its successors.
“Prime Rate” means, for any day for any Purchaser, a rate per annum equal to the prime rate of interest announced from time to time by the related Purchaser Agent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Purchaser Group” means, for each Uncommitted Purchaser (or Purchaser Agent), such Uncommitted Purchaser, its Related Committed Purchasers (if any) and its related Purchaser Agent (and, to the extent applicable, its related Funding Sources and Indemnified Parties).
“Purchasers’ Portion” means, on any date of determination, the sum of the percentages represented by the Receivable Interests of the Purchasers (other than any Exiting Purchasers).
“Ratable Share” means, for each Purchaser Group (other than those comprised of Exiting Purchasers), such Purchaser Group’s Group Commitments (excluding any Accordion Group Commitment) divided by the aggregate Group Commitments (excluding any Accordion Group Commitments) of all Purchaser Groups (other than those comprised of Exiting Purchasers).
“Rating Agency Condition” means that each Conduit Purchaser has received written notice from the rating agencies then rating its Commercial Paper that an amendment, a change or a waiver will not result in a withdrawal or downgrade of the then current ratings of such Commercial Paper; provided that, if the applicable Purchaser Agent notifies the Seller, the Servicer and the Administrator that such Conduit Purchaser is not required to obtain such notice prior to the effectiveness of such amendment, change or waiver, the “Rating Agency Condition” with respect to such Conduit Purchaser shall mean the consent of such Purchaser Agent (which consent shall only be withheld if such Purchaser Agent reasonably believes that such amendment, change or waiver would result in a withdrawal or downgrade of the then current ratings of such Commercial Paper).
“Rebate Reserve” means an amount equal to the accounting reserve for rebates on the Receivables determined in the ordinary course of business in accordance with GAAP according to policies consistently applied (and consistent with the Originators’ practices in effect on the date hereof) and reported on the Settlement Report related to, or in anticipation of, rebates affecting the Receivables.
“Receivable” means all indebtedness and other obligations owed to Seller or any Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Receivables Sale Agreement) or in which Seller or an Originator has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto; provided, however, that prior to the ASD Specialty Sale Commencement Date (as defined in the Receivables Sale Agreement), “Receivable” shall not include any Receivable (without giving effect to this proviso) originated by ASD Specialty (as defined in the Receivables Sale Agreement). Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or Seller treats such indebtedness, rights or obligations as a separate payment obligation.
“Receivable Interest” means, at any time, an undivided percentage ownership interest (computed as set forth below) associated with a designated amount of Invested Amount, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. Each such undivided percentage interest shall equal:

IA x (1 +	RR	)
AIA
NPB

where:
IA    = the Invested Amount of such Receivable Interest.
AIA    = the Aggregate Invested Amount.
NPB    = the Net Pool Balance.
RR    = the Required Reserve.
Such undivided percentage ownership interest shall be initially computed on its date of purchase. Thereafter, until the Final Facility Termination Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Final Facility Termination Date. The variable percentage represented by any Receivable Interest as computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Final Facility Termination Date shall remain constant at all times thereafter.
“Receivables Purchase Agreement” means this Agreement.
“Receivables Sale Agreement” means that certain Amended and Restated Receivables Sale Agreement, dated as of ~~July 10, 2003~~October 16, 2020, among each Originator and Seller, as the same may be amended, restated or otherwise modified from time to time.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Recourse Obligations” has the meaning set forth in Section 2.1.
“Reduction Notice” has the meaning set forth in Section 1.3.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Purchaser Agents” means, at any time, two or more Purchaser Agents representing Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers; provided that the unused Commitment of any Defaulting Purchaser shall be excluded for purposes of making a determination of “Required Purchaser Agents”.
“Required Reserve” means, on any day during a Calculation Period, the product of (a) the sum of (i) the greater of (1) the Required Reserve Factor Floor and (2) the sum of the Loss Reserve and the Dilution Reserve, (ii) the Yield Reserve and (iii) the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such Calculation Period.
“Required Reserve Factor Floor” means, for any Calculation Period, the sum (expressed as a percentage) of (a) 28.00% plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.
“Responsible Officer” shall mean, with respect to the Seller, the Servicer, any Originator or the Performance Guarantor, the chief executive officer, president, principal financial officer or treasurer of such Person and any other Person identified on the List of Responsible Officers attached as Exhibit X hereto (as such list may be amended and supplemented from time to time) and agreed to by the Administrator.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Seller now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or in any junior class of stock of Seller, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans (as defined in the Receivables Sale Agreement), (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to any Originator or its Affiliates in reimbursement of actual management services performed).

“Servicing Fee Rate” means 1.0% per annum; provided that if ABDC or one of its Affiliates is the Servicer, such rate shall mean 0.125% per annum.
“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate (determined assuming ABDC is not the Servicer), times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
“Settlement Date” means the 2nd Business Day after each Settlement Reporting Date and the applicable Facility Termination Date.
“Settlement Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), together with the electronic backup data which is part of the spreadsheet that creates such report, furnished by the Servicer to the Administrator and each Purchaser Agent pursuant to Section 8.5.
“Settlement Reporting Date” means the 25th day of each month immediately following the Cut-Off Date (or if any such day is not a Business Day, the next succeeding Business Day thereafter) or such other days of any month as may be required, or as Administrator or any Purchaser Agent may request, in connection with Section 8.5.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“TD Bank” means The Toronto-Dominion Bank, and its successors.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Thirteenth Amendment Date” means October 31, 2018.
“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letters, each Subordinated Note (as defined in the Receivables Sale Agreement), the Extended Term Disclosure Letter, the Account Disclosure Letter and all other instruments, documents and agreements executed and delivered in connection herewith by any of the Seller Parties.

“Transactions” means the execution, delivery and performance by the Seller, the Servicer, the Performance Guarantor and each Originator of the Transaction Documents to which it is to be a party, the making of Purchases hereunder, the purchase and sale of Receivables under the Purchase and Sale Agreement, the use of the proceeds thereof and the other transactions contemplated hereby and by the other Transaction Documents.
“Transfer Supplement” has the meaning set forth in Section 12.1(c).
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Uncommitted Purchasers” means each financial institution or commercial paper conduit that is a party to the Agreement, as a purchaser, or that becomes a party to the Agreement, as an “Uncommitted Purchaser” or an “Uncommitted Purchaser” pursuant to an Assumption Agreement or otherwise.
“Unmatured Amortization Event” means an event which, with the passage of time or the giving of notice, or both, would constitute an Amortization Event.
“Wells Fargo” means Wells Fargo Bank, National Association in its individual capacity and its successors.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
“Yield” means for each Interest Period relating to a Receivable Interest funded through a Bank Rate Funding, an amount equal to the product of the applicable Yield Rate for such Receivable Interest multiplied by the Invested Amount of such Receivable Interest for each day elapsed during such Interest Period, annualized on a 360 day basis.
“Yield Rate” means, at any time (a) with respect to each Receivable Interest funded through a Bank Funding, (i) the applicable Bank Rate on such day or (ii) at any time that the Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers are then funding Receivable Interests at the Alternate Base Rate, the Alternate Base Rate on such day and (b) with respect to each Receivable Interest funded through a Liquidity Funding, the Alternate Base Rate on such day; provided that, in either case, from and after the occurrence of an Amortization Event, the Yield Rate shall be the Default Rate.
“Yield Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date times (iii) a fraction the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

EXHIBIT IX
FORM OF SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING
THIS SECOND AMENDED AND RESTATED PERFORMANCE UNDERTAKING (this “Undertaking”), dated as of ~~December 2, 2004~~October 16, 2020, is executed by AmerisourceBergen Corporation, a Delaware corporation (the “Performance Guarantor”), in favor of Amerisource Receivables Financial Corporation, a Delaware corporation (together with its successors and assigns, “Recipient”). This Undertaking amends and restates that certain Amended and Restated Performance Undertaking, dated as of ~~July 10, 2003~~December 2, 2004, by the Performance Guarantor and after the date hereof, all references in any Transaction Document to the Performance Undertaking shall be deemed references to this Undertaking.
RECITALS
1.    AmerisourceBergen Drug Corporation (~~the~~ “ABDC”) and ASD Specialty Healthcare, LLC (each of the foregoing, an “Originator” and collectively, the “Originators”) and Recipient have entered into ~~a~~an Amended and Restated Receivables Sale Agreement, dated as of ~~July 10, 2003~~October 16, 2020 (as amended, restated or otherwise modified from time to time, the “Sale Agreement”), pursuant to which each Originator, subject to the terms and conditions contained therein, is selling and/or contributing its right, title and interest in its accounts receivable to Recipient.
2.    Performance Guarantor owns one hundred percent (100%) of the capital stock of ~~the~~each Originator and Recipient, and each Originator, and accordingly, Performance Guarantor has and is expected to continue to receive substantial direct and indirect benefits from its sale or contribution of receivables to Recipient pursuant to the Sale Agreement (which benefits are hereby acknowledged).
3.    As an inducement for Recipient to acquire ~~Originator’s~~the Originators’ accounts receivable pursuant to the Sale Agreement, Performance Guarantor has agreed to guaranty the due and punctual performance by each Originator of its obligations under the Sale Agreement, as well as the Servicing Related Obligations (as hereinafter defined).
4.    Performance Guarantor wishes to guaranty the due and punctual performance by each Originator of its obligations to Recipient under or in respect of the Sale Agreement and the Servicing Related Obligations (as hereinafter defined), as provided herein.
AGREEMENT
NOW, THEREFORE, Performance Guarantor hereby agrees as follows:
Section 1. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings assigned thereto in the Sale Agreement or the Receivables Purchase Agreement (as hereinafter defined). In addition:

“Guaranteed Obligations” means, collectively: (a) all covenants, agreements, terms, conditions and indemnities to be performed and observed by each Originator under and pursuant to the Sale Agreement and each other document executed and delivered by each Originator pursuant to the Sale Agreement, including, without limitation, the due and punctual payment of all sums which are or may become due and owing by each Originator under the Sale Agreement, whether for fees, expenses (including counsel fees), indemnified amounts or otherwise, whether upon any termination or for any other reason and (b) all obligations of ~~Originator~~ABDC (i) as Servicer under ~~the~~Amended and Restated Receivables Purchase Agreement, dated as of ~~July 10, 2003~~April 29, 2010, by and among Recipient, as Seller, AmerisourceBergen Drug Corporation, as Servicer, the various Purchaser Groups from time to time party thereto, and MUFG Bank, Ltd. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as Administrator (as amended, restated or otherwise modified, the “Receivables Purchase Agreement” and, together with the Sale Agreement, the “Agreements”) or (ii) which arise pursuant to Sections 8.2, 8.3 or 13.3(a) of the Receivables Purchase Agreement as a result of its termination as Servicer (all such obligations under this clause (b), collectively, the “Servicing Related Obligations”).
Section 2. Guaranty of Performance of Guaranteed Obligations. Performance Guarantor hereby guarantees to Recipient, the full and punctual payment and performance by each Originator of its Guaranteed Obligations. This Undertaking is an absolute, unconditional and continuing guaranty of the full and punctual performance of all Guaranteed Obligations of each Originator under the Agreements and each other document executed and delivered by each Originator pursuant to the Agreements and is in no way conditioned upon any requirement that Recipient first attempt to collect any amounts owing by any Originator to Recipient, the Administrator, any Purchaser Agent or any Purchaser from any other Person or resort to any collateral security, any balance of any deposit account or credit on the books of Recipient, the Administrator, any Purchaser Agent or any Purchaser in favor of such Originator or any other Person or other means of obtaining payment. Should any Originator default in the payment or performance of any of its Guaranteed Obligations, Recipient (or its assigns) may cause the immediate performance by Performance Guarantor of the Guaranteed Obligations and cause any payment Guaranteed Obligations to become forthwith due and payable to Recipient (or its assigns), without demand or notice of any nature (other than as expressly provided herein), all of which are hereby expressly waived by Performance Guarantor. Notwithstanding the foregoing, this Undertaking is not a guarantee of the collection of any of the Receivables and Performance Guarantor shall not be responsible for any Guaranteed Obligations to the extent the failure to perform such Guaranteed Obligations by any Originator results from Receivables being uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; provided that nothing herein shall relieve any Originator from performing in full its Guaranteed Obligations under the Agreements or Performance Guarantor of its undertaking hereunder with respect to the full performance of such duties.
Section 3. Performance Guarantor’s Further Agreements to Pay. Performance Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Recipient (and its assigns), forthwith upon demand in funds immediately available to Recipient, all reasonable costs and expenses (including court costs and reasonable legal expenses) incurred or expended by Recipient in connection with the Guaranteed Obligations, this Undertaking and the enforcement thereof, together with interest on amounts recoverable under this Undertaking from the time when such amounts become due until payment, at a rate of interest (computed for the actual number of days elapsed based on a 360 day year) equal to the Prime Rate of MUFG Bank, Ltd. plus 2% per annum, such rate of interest changing when and as such Prime Rate changes.
Section 4. Waivers by Performance Guarantor. Performance Guarantor waives notice of acceptance of this Undertaking, notice of any action taken or omitted by Recipient (or its assigns) in reliance on this Undertaking, and any requirement that Recipient (or its assigns) be diligent or prompt in making demands under this Undertaking, giving notice of any Amortization Event, other default or omission by any Originator or asserting any other rights of Recipient under this Undertaking. Performance Guarantor warrants that it has adequate means to obtain from each Originator, on a continuing basis, information concerning the financial condition of such Originator, and that it is not relying on Recipient to provide such information, now or in the future. Performance Guarantor also irrevocably waives all defenses (i) that at any time may be available in respect of the Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect or (ii) that arise under the law of suretyship, including impairment of collateral. Recipient (and its assigns) shall be at liberty, without giving notice to or obtaining the assent of Performance Guarantor and without relieving Performance Guarantor of any liability under this Undertaking, to deal with each Originator and with each other party who now is or after the date hereof becomes liable in any manner for any of the Guaranteed Obligations, in such manner as Recipient in its sole discretion deems fit, and to this end Performance Guarantor agrees that the validity and enforceability of this Undertaking, including without limitation, the provisions of Section 7 hereof, shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any Termination Event, Amortization Event, or default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of any payment obligations of any Originator or any part thereof or amounts which are not covered by this Undertaking even though Recipient (or its assigns) might lawfully have elected to apply such payments to any part or all of the payment obligations of such Originator or to amounts which are not covered by this Undertaking; (g) the existence of any claim, setoff or other rights which Performance Guarantor may have at any time against any Originator in connection herewith or any unrelated transaction; (h) any assignment or transfer of the Guaranteed Obligations or any part thereof; or (i) any failure on the part of any Originator to perform or comply with any term of the Agreements or any other document executed in connection therewith or delivered thereunder, all whether or not Performance Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (i) of this Section 4.
Section 5. Unenforceability of Guaranteed Obligations Against Originators. Notwithstanding (a) any change of ownership of any Originator or the insolvency, bankruptcy or any other change in the legal status of any Originator; (b) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (c) the failure of any Originator or Performance Guarantor to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this Undertaking, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this Undertaking; or (d) if any of the moneys included in the Guaranteed Obligations have become irrecoverable from the applicable Originator for any other reason other than final payment in full of the payment obligations in accordance with their terms, this Undertaking shall nevertheless be binding on Performance Guarantor. This Undertaking shall be in addition to any other guaranty or other security for the Guaranteed Obligations, and it shall not be rendered unenforceable by the invalidity of any such other guaranty or security. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of an Originator or for any other reason with respect to such Originator, all such amounts then due and owing with respect to the Guaranteed Obligations under the terms of the Agreements, or any other agreement evidencing, securing or otherwise executed in connection with the Guaranteed Obligations, shall be immediately due and payable by Performance Guarantor.
Section 6. Representations, Warranties and Covenants. Performance Guarantor hereby represents and warrants to, and covenants with, Recipient that:
(a)    Existence and Standing. Performance Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Performance Guarantor is duly qualified to do business and is in good standing as a foreign corporation, and has and holds all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a material adverse effect on its financial conditions or results of operations.
(b)    Authorization, Execution and Delivery; Binding Effect. The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder, are within its corporate powers and authority and have been duly authorized by all necessary corporate action on its part. This Undertaking has been duly executed and delivered by Performance Guarantor. This Undertaking constitutes the legal, valid and binding obligation of Performance Guarantor enforceable against Performance Guarantor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(c)    No Conflict; Government Consent. The execution and delivery by Performance Guarantor of this Undertaking, and the performance of its obligations hereunder, do not contravene or violate (i) its certificate or articles of incorporation or by-laws, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and do not result in the creation or imposition of any Lien on assets of Performance Guarantor or its Subsidiaries (except as created hereunder) except, in any case, where such contravention or violation could not reasonably be expected to have a material adverse effect on its financial conditions or results of operations or result in rendering any indebtedness evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired).
(d)    Financial Statements. The consolidated financial statements of Performance Guarantor and its consolidated Subsidiaries dated as of December 31, 2002 and March 31, 2003 heretofore delivered to Recipient have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in all material respects the consolidated financial condition and results of operations of Performance Guarantor and its consolidated Subsidiaries as of such dates and for the periods ended on such dates. Since the later of (i) March 31, 2003 and (ii) the last time this representation was made or deemed made, no event has occurred which would or could reasonably be expected to have a material adverse effect on its financial conditions or results of operations.
(e)    Taxes. Performance Guarantor has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (i) any taxes that are being contested in good faith by appropriate proceedings and for which Performance Guarantor has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on its financial conditions or results of operations.
(f)    Litigation and Contingent Obligations. Except as disclosed in the filings made by Performance Guarantor with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or, to the best of Performance Guarantor’s knowledge threatened against or affecting Performance Guarantor or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a material adverse effect on (i) the business, properties, condition (financial or otherwise) or results of operations of Performance Guarantor and its Subsidiaries taken as a whole, (ii) the ability of Performance Guarantor to perform its obligations under this Undertaking, or (iii) the validity or enforceability of any of this Undertaking or the rights or remedies of Recipient hereunder. Performance Guarantor does not have any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6(d).

(g)    Financial Covenant. Performance Guarantor shall comply at all times with the covenant set forth in Section~~s~~ 6.05 of the Credit Agreement ~~as in effect on the date hereof~~ (without giving effect to any amendment, waiver, termination, supplement or other modification thereof unless consented to by the Administrator and the Required Purchaser Agents).
Section 7. Subrogation; Subordination. Notwithstanding anything to the contrary contained herein, until the Guaranteed Obligations are paid in full Performance Guarantor: (a) will not enforce or otherwise exercise any right of subrogation to any of the rights of Recipient, the Administrator, any Purchaser Agent or any Purchaser against any Originator, (b) hereby waives all rights of subrogation (whether contractual, under Section 509 of the United States Bankruptcy Code, at law or in equity or otherwise) to the claims of Recipient, the Administrator, each Purchaser Agent and each Purchaser against any Originator and all contractual, statutory or legal or equitable rights of contribution, reimbursement, indemnification and similar rights and “claims” (as that term is defined in the Federal Bankruptcy Code) which Performance Guarantor might now have or hereafter acquire against any Originator that arise from the existence or performance of Performance Guarantor’s obligations hereunder, (c) will not claim any setoff, recoupment or counterclaim against any Originator in respect of any liability of Performance Guarantor to such Originator and (d) waives any benefit of and any right to participate in any collateral security which may be held by Recipient, the Administrator, any Purchaser Agent or any Purchaser. The payment of any amounts due with respect to any indebtedness of any Originator now or hereafter owed to Performance Guarantor is hereby subordinated to the prior payment in full of all of the Guaranteed Obligations. Performance Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Guaranteed Obligations, Performance Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Originator to Performance Guarantor until all of the Guaranteed Obligations shall have been paid and performed in full. If, notwithstanding the foregoing sentence, Performance Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any obligations are still unperformed or outstanding, such amounts shall be collected, enforced and received by Performance Guarantor as trustee for Recipient (and its assigns) and be paid over to Recipient (or its assigns) on account of the Guaranteed Obligations without affecting in any manner the liability of Performance Guarantor under the other provisions of this Undertaking. The provisions of this Section 7 shall be supplemental to and not in derogation of any rights and remedies of Recipient under any separate subordination agreement which Recipient may at any time and from time to time enter into with Performance Guarantor.
Section 8. Termination of Performance Undertaking. Performance Guarantor’s obligations hereunder shall continue in full force and effect until all Aggregate Unpaids are finally paid and satisfied in full and the Receivables Purchase Agreement is terminated; provided that this Undertaking shall continue to be effective or shall be reinstated, as the case may be, if at any time payment or other satisfaction of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the bankruptcy, insolvency, or reorganization of any Originator or otherwise, as though such payment had not been made or other satisfaction occurred, whether or not Recipient (or its assigns) is in possession of this Undertaking. No invalidity, irregularity or unenforceability by reason of the federal bankruptcy code or any insolvency or other similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect the Guaranteed Obligations shall impair, affect, be a defense to or claim against the obligations of Performance Guarantor under this Undertaking.
Section 9. Effect of Bankruptcy. This Performance Undertaking shall survive the insolvency of any Originator and the commencement of any case or proceeding by or against any Originator under the Federal Bankruptcy Code or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes. No automatic stay under the Federal Bankruptcy Code with respect to any Originator or other federal, state or other applicable bankruptcy, insolvency or reorganization statutes to which any Originator is subject shall postpone the obligations of Performance Guarantor under this Undertaking.
Section 10. Setoff. Regardless of the other means of obtaining payment of any of the Guaranteed Obligations, Recipient (and its assigns) is hereby authorized at any time and from time to time, without notice to Performance Guarantor (any such notice being expressly waived by Performance Guarantor) and to the fullest extent permitted by law, to set off and apply any deposits and other sums against the obligations of Performance Guarantor under this Undertaking, whether or not Recipient (or any such assign) shall have made any demand under this Undertaking and although such obligations may be contingent or unmatured.
Section 11. Taxes. All payments to be made by Performance Guarantor hereunder shall be made free and clear of any deduction or withholding. If Performance Guarantor is required by law to make any deduction or withholding on account of tax or otherwise from any such payment, the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Recipient receive a net sum equal to the sum which it would have received had no deduction or withholding been made.
Section 12. Further Assurances. Performance Guarantor agrees that it will from time to time, at the request of Recipient (or its assigns), provide information relating to the business and affairs of Performance Guarantor as Recipient may reasonably request. Performance Guarantor also agrees to do all such things and execute all such documents as Recipient (or its assigns) may reasonably consider necessary or desirable to give full effect to this Undertaking and to perfect and preserve the rights and powers of Recipient hereunder.

EXHIBIT X
LIST OF RESPONSIBLE OFFICERS
RESPONSIBLE OFFICERS

ENTITY	OFFICERS
AmerisourceBergen Drug Corporation	NAME	TITLE
Steven H. Collis Robert P. Mauch James F. Cleary John G. Chou J.F. Quinn James T. Rizol Kevin Conway ~~Hyung J. Bak~~ Robert M. Norton Kourosh Q. Pirouz
Chief Executive Officer
President
Executive Vice President & Chief Financial Officer
Executive Vice President & General Counsel
Senior Vice President & Corporate Treasurer
Vice President & Assistant Treasurer
Senior Vice President
~~Secretary~~
Assistant Secretary
Vice President, Associate General Counsel & ~~Assistant~~ Secretary

AmeriSource Receivables Financial Corporation	NAME	TITLE
James F. Cleary John G. Chou J.F. Quinn James T. Rizol Julie Frantz ~~Hyung J. Bak~~ Robert M. Norton Kourosh Q. Pirouz
President & Chief Financial Officer
Executive Vice President & General Counsel
Senior Vice President & Corporate Treasurer
Vice President & Assistant Treasurer
Assistant Treasurer
~~Secretary~~
Assistant Secretary
Vice President, Associate General Counsel & ~~Assistant~~ Secretary

X-1

EXHIBIT XIII

Form of Legend

“THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD PURSUANT TO ~~A~~AN AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, DATED AS OF ~~JULY 10, 2003~~OCTOBER 16, 2020, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, BETWEEN AMERISOURCEBERGEN DRUG CORPORATION, AS ORIGINATOR, THE OTHER ORIGINATORS FROM TIME TO TIME PARTY THERETO, AND AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, AS BUYER; AND UNDIVIDED, FRACTIONAL OWNERSHIP INTERESTS IN THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO VARIOUS PURCHASERS PURSUANT TO AN AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, DATED AS OF APRIL 29, 2010, AS THE SAME MAY FROM TO TIME TO TIME BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED, AMONG AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, AS SELLER, AMERISOURCEBERGEN DRUG CORPORATION, AS INITIAL SERVICER, THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY THERETO, AND MUFG BANK, LTD., AS ADMINISTRATOR.”

Exhibit A-1

EXHIBIT B
(attached)

Exhibit B-1

EXHIBIT C
(attached)

Exhibit C-1